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Exhibit 99.5

[            ], 2009

FORM OF
EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon
[                        ]

Ladies and Gentlemen:

        American Casino & Entertainment Properties LLC, a Delaware limited liability company ("ACEP"), and ACEP Finance Corp., a Delaware corporation ("ACEP Finance", and together with ACEP, the "Issuers") propose to make an offer (the "Exchange Offer") to exchange up to $375,000,000 of its 11% Senior Secured Notes due 2014 (the "New Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $375,000,000 of its outstanding 11% Senior Secured Notes due 2014 (the "Old Securities"), which have not been registered under the Securities Act. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated [            ], 2009 (the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal"), copies of which are attached as Exhibit A to this Agreement, proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Notes."

        The Issuers hereby appoint The Bank of New York Mellon to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York Mellon.

        The Exchange Offer shall commence by the Issuers on or about [            ], 2009 (the "Effective Time") and shall expire at 5:00 p.m., New York City time, on [            ], 2009 or on such subsequent date or time to which the Issuers may extend the Exchange Offer (the "Expiration Date"). The Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below) is to be used by the holders of the Old Securities to accept the Exchange Offer. Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. If the Exchange Offer is extended, then the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

        The Issuers expressly reserve the right to amend the Exchange Offer or to delay acceptance of the Old Securities, or to terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, if in the Issuers' sole judgment, any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer—Terms of the Exchange Offer" shall not have been satisfied. The Issuers will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        2.     You will establish a book-entry account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") to facilitate book entry tenders through the Book-Entry Transfer Facility's ATOP for the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        3.     From and after the Effective Time, you are hereby authorized and directed to accept and to examine each of the Letters of Transmittal and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal (or the instructions from the Book-Entry Transfer Facility (the "Book-Entry Transfer Facility Transmissions")) contain the information required to be set forth therein and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) that book-entry confirmations contain the information required to be set forth therein. In each case where the Letter of Transmittal or any other document has been improperly completed or executed (or any Book-Entry Transfer Facility Transmission is not in due and proper form or omits required information) or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the holders of the need for fulfillment of all requirements. If such condition is not promptly remedied by the holder, you shall report such condition to the Issuers and await their direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Securities tendered or delivered shall be determined by the Issuers, in their sole discretion.

        4.     With the approval (such approval, if given orally, to be promptly confirmed in writing) of the Chief Executive Officer, President, Executive Vice President or any Vice President of the Issuers or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

        5.     Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        You are authorized to request that any person tendering Old Securities provide you with such additional documents as you or the Issuers deem appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

        The Issuers reserve the absolute right (i) to reject any or all tenders of any particular Old Security determined by the Issuers not to be in proper form or the acceptance or exchange of which may, in the opinion of Issuers' counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defects, irregularities or conditions to the tender of any particular Old Security, and the Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions set forth therein) will be final and binding. With respect to the matters in (i) and (ii) above, you shall have no duty, responsibility or liability.

        Notwithstanding the provisions of this Section 5, Old Securities which the Chief Executive Officer, President, Executive Vice President or any Vice President of the Issuers shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

        6.     You shall advise the Issuers with respect to any Old Securities received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Old Securities.

        7.     [Reserved.]

        8.     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will notify you (such notice, if given orally, to be promptly confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Issuers, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Issuers by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Issuers; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or Book-Entry Transfer Facility Transmission) and, if applicable, any other required documents as determined by the Issuers and the terms of the Exchange Offer.

        9.     Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

        10.   The Issuers shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuers not to exchange any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Issuers to you.

        11.   If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer—Terms of the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect appropriate book-entry transfer, together with any related required documents that are in your possession, to the persons who deposited the Old Securities not accepted for exchange.

        12.   You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        13.   As Exchange Agent hereunder you:

          (a)   shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to the Issuers or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

          (b)   shall have no duties or obligations other than those specifically set forth herein, in the Prospectus or as may be subsequently agreed to in writing between you and the Issuers;

          (c)   will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Securities deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (d)   shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

          (e)   may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

          (f)    may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

          (g)   may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Issuers;

          (h)   may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (i)    shall not make any recommendation as to whether a holder or beneficial owner of Old Securities should or should not tender such holder's or beneficial owner's Old Securities and shall not solicit any holder or beneficial owner for the purpose of causing such holder or beneficial owner to tender such holder's or beneficial owner's Old Securities.

        14.   You shall take such action as may from time to time be requested by the Issuers (and such other action as you may deem appropriate) to furnish copies of the Prospectus and Letter of Transmittal or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone, mail or facsimile requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuers will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuers, Attention: Investor Relations, 702-380-7777.

        15.   You shall advise by electronic communication to Edward W. Martin, III, the Chief Financial Officer and Treasurer of the Issuers (Ned.Martin@acepllc.com), and such other person or persons as the Issuers may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the principal amount of Old Securities which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date pursuant to the Exchange Offer until the Expiration Date. Such report shall be delivered in substantially the form attached hereto as Exhibit B. In addition, you will also inform, and cooperate in making available to, the Issuers or any such other person or persons as the Issuers may request upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuers and such person as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Issuers shall have received information in sufficient detail to enable the Issuers to decide whether to extend the Exchange Offer. Within two business days after the Expiration Date, (i) you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted, and (ii) you shall deliver said list to the Issuers.

        16.   Each Letter of Transmittal and other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date of receipt (and you will maintain such form of record of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived. You shall retain all Letters of Transmittal and other related documents or correspondence received by the Exchange Agent until the Expiration Date. You shall return all such material to the Issuers as soon as practicable after the Expiration Date.

        17.   For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth in Schedule I attached hereto and you shall be entitled to be reimbursed for all reasonable expenses incurred by you (including, without limitation, the fees and expenses of your legal counsel and experts). The provisions of this section shall survive the termination of this Agreement.

        18.   You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any discrepancies or questions regarding any Letter of Transmittal, notice of withdrawal or any other documents received by you in connection with the Exchange Offer shall be referred to the Issuers and you shall have no further duty with respect to such matter; provided, that you shall cooperate with the Issuers in attempting to resolve such discrepancies or questions. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

        19.   The Issuers covenant and agree to fully indemnify and hold you harmless against any and all claims, loss, liability, cost or expense, including reasonable attorneys' fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in reasonably delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Issuers shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuers shall be entitled to participate at their own expense in the defense of any such claim or other action and, if the Issuers so elect, the Issuers shall assume the defense of any suit brought to enforce any such claim and you shall cooperate with the Issuers in the defense. In the event that the Issuers shall assume the defense of any such suit, the Issuers shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Issuers. The provisions of this section shall survive the termination of this Agreement.

        20.   You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including filing with the Internal Revenue Service and Holders Form 1099 reports regarding principal and interest payments on Notes, compliance with backup withholding and record retention which you have made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Issuers, and you shall have no duty with respect to such matter; provided, that you shall cooperate with the Issuers in attempting to resolve such questions.

        21.   You shall notify the Issuers in a timely manner regarding any transfer taxes that are payable in respect of the exchange of Old Securities of which you become aware and you shall deliver the Issuers' check in the amount of transfer taxes so payable; provided, however, that you shall reimburse the Issuers for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

        22.   This Agreement and your appointment as Exchange Agent hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        23.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        24.   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        25.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        26.   Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

        If to the Issuers:

    American Casino & Entertainment Properties LLC
    2000 Las Vegas Boulevard South
    Las Vegas, Nevada 89104
    Telephone: 702-380-7777
    Facsimile: 702-383-5346
    Attention: General Counsel and Corporate Secretary

        If to the Exchange Agent:

    The Bank of New York Mellon

    Facsimile:
    Telephone:
    Attention:

        27.   For purposes of this Agreement, any notice or instruction that may or is required to be given by the Issuers may be given by either of the Issuers.

        28.   Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 17 and 19 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuers any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

        29.   You may resign from your duties under this Agreement by giving to the Issuers thirty (30) days' prior written notice, and the Issuers may terminate your appointment hereunder on five (5) days' prior written notice. Any successor exchange agent appointed by the Issuers shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall deliver and transfer to the successor exchange agent any property at the time held by you hereunder and shall, upon payment of all amounts due and owing to you hereunder, execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Issuers may reasonably request. If an instrument of acceptance by a successor exchange agent shall not have been delivered to the Exchange Agent within 30 days after the giving of such notice of removal or resignation, the Exchange Agent being removed or resigning may petition any court of competent jurisdiction for the appointment of a successor Exchange Agent. The Issuers will pay all reasonable expenses in connection with such petition.

        30.   You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Issuers.

        31.   This Agreement shall be binding and effective as of the date hereof.

        32.   EACH OF THE ISSUERS AND YOU HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company
By:
Name:
Title:
ACEP FINANCE CORP., a Delaware corporation
By:
Name:
Title:

Accepted as of the date first above written:

THE BANK OF NEW YORK MELLON, as Exchange Agent

By:
Name:
Title:

Exhibit A

PROSPECTUS AND LETTER OF TRANSMITTAL

Exhibit B

SAMPLE REPORT

DATE:
PREPARED BY:
ADMIN:

EXCHANGE OFFER REPORT #

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
ACEP FINANCE CORP.
11% SENIOR SECURED NOTES DUE 2014
CUSIP: [            ]
PRINCIPAL AMOUNT: $375,000,000

A T O P    S U B M I S S I O N S

PARTICIPANTS	DTC #	QUANTITY PRESENTED

Total DTC Participants Presented =

DTC PARTICIPANTS		$
WITHDRAWALS

Total A/O [date] =		$

Schedule I

COMPENSATION

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  Exhibit 99.5
FORM OF EXCHANGE AGENT AGREEMENT
  DATE: PREPARED BY: ADMIN
A T O P S U B M I S S I O N S